UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 6, 2015

ROYAL GOLD, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-13357	84-0835164
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1660 Wynkoop Street, Suite 1000, Denver, CO	80202-1132
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 303-573-1660

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01	Regulation FD Disclosure.

On May 7, 2015, Royal Gold, Inc. (the “Company”) announced that its wholly owned subsidiary RGLD Gold AG (“RGLD Gold”) entered into a $130 million gold stream transaction with a wholly-owned subsidiary (“Golden Star”) of Golden Star Resources Ltd., pursuant to which RGLD Gold will advance financing to Golden Star, subject to certain conditions, for development projects at certain mines in Ghana, and in return for which Golden Star will sell and deliver gold to RGLD Gold. Separate from the stream transaction and subject to certain conditions, the Company will provide a $20 million, 4-year term loan to Golden Star and will receive warrants to purchase 5 million shares of Golden Star Resources Ltd. common stock. The press release dated May 7, 2015 is furnished as Exhibit 99.1 hereto.

The information furnished under this Item 7.01, including the exhibit, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, except as shall be expressly set forth by reference to such filing.

Item 8.01	Other Events.

As discussed above under Item 7.01, RGLD Gold entered into a $130 million gold stream transaction with Golden Star on May 6, 2015. Pursuant to the stream transaction and subject to certain conditions, RGLD Gold will make $130 million in advance payments to Golden Star in stages, including a $55 million upfront payment and the balance on a pro rata basis with spending on the Wassa and Prestea underground projects, which RGLD Gold expects to make in five quarterly payments of approximately $15 million each beginning September 1, 2015. Golden Star will deliver to RGLD Gold 8.5% of gold produced from the Wassa, Bogoso, and Prestea projects, until 185,000 ounces have been delivered, 5.0% until an additional 22,500 have been delivered, and 3.0% thereafter. RGLD Gold will pay Golden Star a cash price equal to 20% of the spot price for each ounce delivered at the time of delivery until 207,500 ounces have been delivered, which cash price shall increase to 30% of the spot price for each ounce delivered thereafter. The difference between the cash price and spot price at delivery will be applied against the $130 million advance payment. RGLD Gold will hold a first priority security interest in all the assets comprising the Wassa and Prestea projects, as well as charges over the equity of Golden Star and all affiliates of Golden Star holding a direct or indirect interest in the projects until the advance payment has been fully applied. RGLD Gold will subordinate its security over assets and charges over equity in support of up to $25 million in additional financing for the projects.

In a separate transaction, the Company will provide a $20 million, four-year term loan to Golden Star, subject to certain conditions. Interest under the loan will be due quarterly at a rate equal to 62.5% of the average daily gold price for the relevant quarter divided by 10,000, but not to exceed 11.5%. The loan will be subject to mandatory prepayments that will range between 25-50% of excess cash flow after the development period for the projects. Golden Star Resources Ltd. will also grant warrants to the Company to purchase 5 million shares of Golden Star Resources Ltd. common stock. The warrants will have a term of four years and an exercise price equal to a 30% premium to Golden Star Resources Ltd.’s weighted average share price for the ten-day period ending two days prior to announcement of the transaction.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description
99.1	Press Release dated May 7, 2015 regarding Golden Star Transactions.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Royal Gold, Inc.
(Registrant)

Dated: May 11, 2015	By:	/s/ Bruce C. Kirchhoff
		Name:	Bruce C. Kirchhoff
		Title:	Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release dated May 7, 2015 regarding Golden Star Transactions.